SC 13G
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                               (Amendment No.2)


                            Lakeland Industries, Inc.
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                                (Name of Issuer)


                          Common Stock, par vaule $.01
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                         (Title of Class of Securities)


                                     511795
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                                 (CUSIP Number)


                               February 14, 2004
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            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


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(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  511795                    13G                    Page 2  of  6  Pages
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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Raymond J. Smith
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           535,903
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         535,903
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     535,903
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     16.37%
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12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
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
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CUSIP No.  511795                    13G                    Page 3  of  6  Pages
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Item 1(a).  Name of Issuer:

               Lakeland Industries, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

               711-2 Koehler Avenue
               Ronkonkoma, New York 11779

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Item 2(a).  Name of Person Filing:

               Raymond J. Smith

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Item 2(b).  Address of Principal Business Office, or if None, Residence:

               c/o Lakeland Industries, Inc.
               711-2 Koehler Avenue
               Ronkonkoma, New York 11779

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Item 2(c).  Citizenship:

               United States

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Item 2(d).  Title of Class of Securities:

               Common Stock $.01 par value per share

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Item 2(e).  CUSIP Number:

               511795

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CUSIP No.  511795                    13G                    Page 4  of  6  Pages
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Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a:

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance  company as defined in Section  3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          535,903

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CUSIP No.  511795                    13G                    Page 5  of  6  Pages
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     (b) Percent of class:
               16.37%

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 535,903


          (ii)  Shared power to vote or to direct the vote 0.


          (iii) Sole power to dispose or to direct the disposition of 535,903


          (iv) Shared power to dispose or to direct the disposition of 0.

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Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting perosn has ceased to be the beneficial owner of more than five percent of the class of securities, checking the following [ ].

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.

         Not applicable.
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Item 8.  Identification and Classification of Members of the Group.


         Not applicable

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CUSIP No.  511795                    13G                    Page 6  of  6  Pages
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Item 9.  Notice of Dissolution of Group.

         Not applicable

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Item 10.  Certification.

          Not applicable.
                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        May 4, 2004
                                        ----------------------------------------
                                        (Date)

                                        /s/ Raymond J. Smith
                                        ----------------------------------------
                                        Raymond J. Smith

                                        Raymond J. Smith
                                        ----------------------------------------
                                        (Name/Title)